Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO
973-575-1300, ext. 1202
mnc@merrimacind.com

Merrimac Reports Second Quarter 2008 Results

Income from Continuing Operations For Second Quarter and First Six Months of 2008

New Orders and $20 Million Backlog Continue Strong

WEST CALDWELL, N.J. August 18, 2008: Merrimac Industries, Inc. (Amex: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the second quarter and first six months of 2008.

Previously reported results of operations of Filtran Microcircuits Inc. (“FMI”) for the second quarter and first six months of 2007 have been reclassified and reported as discontinued operations.

Net sales from continuing operations for the second quarter of 2008 were $7,524,000, an increase of $2,153,000 or 40.1 percent compared to the second quarter of 2007 net sales of $5,371,000. Net sales from continuing operations increased due to the higher level of orders received during the prior year, with its resultant larger backlog that continued during 2008, including higher sales of Core and Multi-Mix® products to the defense industry-related customers the Company serves, as well as a continuation of the favorable trend in orders received during the current year that positively impacted backlog during 2008.

Gross profit from continuing operations for the second quarter of 2008 was $3,215,000, an increase of $848,000 or 35.8 percent, and was 42.7 percent of sales as compared to gross profit of $2,367,000 or 44.1 percent of sales for the second quarter of 2007. The increase in gross profit from continuing operations for the second quarter of 2008 was due to the impact of the higher level of net sales, which improved absorption of fixed manufacturing costs and lowered the percentage of operating costs to sales due to the increased sales. The decrease of 1.4 percentage points in gross profit percentage in the second quarter of 2008 was primarily due to $600,000 of revenue recognized from a large contract with no gross profit.

Operating income from continuing operations for the second quarter of 2008 was $487,000, compared to operating income from continuing operations of $55,000 for the second quarter of 2007. The increase in operating income from continuing operations for the second quarter of 2008 as compared to the second quarter of 2007 was due to the improved gross profit caused by the increase in net sales, partially offset by higher selling, general and administrative expenses, from recent personnel hired to meet the demand of increased sales, and higher research and development costs.

Income from continuing operations for the second quarter of 2008 was $439,000 compared to income from continuing operations of $50,000 for the second quarter of 2007. Income per share from continuing operations for the second quarter of 2008 was $.15 compared to income from continuing operations of $.02 per share for the second quarter of 2007.

Loss from discontinued operations for the second quarter of 2008 was $(55,000) compared to a loss from discontinued operations of $(3,519,000) for the second quarter of 2007. Loss per share from discontinued operations for the second quarter of 2008 was $(.02) compared to a loss from discontinued operations of $(1.21) per basic share and $(1.20) per diluted share for the second quarter of 2007. In the second quarter of 2007, the Company recorded a partial impairment charge of $2,630,000 to the FMI goodwill, and wrote down the net deferred tax asset of FMI by $506,000, for a total of $3,136,000 of non-cash charges.

Net income for the second quarter of 2008 was $384,000 compared to a net loss of $(3,469,000) for the second quarter of 2007. Net income per basic and diluted share was $.13 for the second quarter of 2008, compared to a net loss per basic share of $(1.19) and a net loss of $(1.18) per diluted share reported for the second quarter of 2007.

Net sales from continuing operations for the first six months of 2008 were $13,282,000, an increase of $3,399,000 or 34.4 percent compared to net sales of $9,883,000 for the first six months of 2007. The increase in net sales for the first six months of 2008 is primarily due to the same reasons that benefited the second quarter of 2008 increase in net sales.

Gross profit for the first six months of 2008 was $5,521,000, an increase of $1,457,000 or 35.9 percent, and was 41.6 percent of net sales as compared to gross profit of $4,064,000 or 41.1 percent of net sales for the first six months of 2007. The increase in gross profit and gross profit percentage for the first six months of 2008 was due to the higher sales level and the positive impact that this had on the Company from a higher level of absorption of its fixed manufacturing costs.

Operating income from continuing operations for the first six months of 2008 was $176,000 compared to an operating loss from continuing operations for the first six months of 2007 of $(949,000). The increase in operating income from continuing operations for the first six months of 2008 was due to higher gross profit from the increase in net sales, partially offset by higher sales commissions and increased selling, general and administrative expenses as compared to the first six months of 2007.

Income from continuing operations for the first six months of 2008 was $66,000 compared to a loss from continuing operations of $(933,000) for the first six months of 2007. Income from continuing operations per share for the first six months of 2008 was $.02 compared to a loss from continuing operations of $(.31) per share for the first six months of 2007.

Loss from discontinued operations for the first six months of 2008 was $(55,000) compared to a loss from discontinued operations of $(3,800,000) for the first six months of 2007. Loss from discontinued operations per share for the first six months of 2008 was $(.02) compared to a loss from discontinued operations of $(1.27) per share for the first six months of 2007. Loss from discontinued operations for the first six months of 2007 includes a partial goodwill impairment charge of $2,630,000 and a charge of $506,000 to provide a full valuation allowance for a Canadian net deferred tax asset.

Net income for the first six months of 2008 was $11,000 compared to a net loss of $(4,733,000) for the first six months of 2007. Net income per share for the first six months of 2008 was nil compared to a net loss of $(1.58) per share for the first six months of 2007.

Orders of $7,238,000 were received during the second quarter of 2008, a decrease of $1,531,000 or 17.5 percent compared to $8,769,000 in orders received during the second quarter of 2007. Orders of $15,393,000 were received during the first six months of 2008, an increase of $655,000 or 4.4 percent compared to $14,738,000 in orders received during the first six months of 2007. Backlog increased by $2,111,000 or 11.7 percent to $20,102,000 at the end of the second quarter of 2008 compared to $17,991,000 at year-end 2007, due to the increased orders received during the first six months of 2008, including orders from defense industry-related customers that are scheduled for shipment later in 2008 and 2009. The book-to-bill ratio for the second quarter of 2008 was 0.96 to 1 and for the second quarter of 2007 was 1.63 to 1. The book-to-bill ratio for the first six months of 2008 was 1.16 to 1 and for the first six months of 2007 was 1.49 to 1. The orders, backlog and book-to-bill data exclude FMI information for 2007.

Chairman and CEO Mason N. Carter commented, “We are pleased with all key operating indicators for the first six months of 2008 and the significant improvement over 2007. The second quarter of 2008 clearly reflected the improved order flow, backlog, product mix, operating performance, and burden absorption that we have been reporting to you. We continue to focus on robust and improving results from operations going forward.

“We are also seeing the trend towards adoption of Multi-Mix® technology by our key OEM customer base. The technology ‘mix’ of products we have in our backlog today is also encouraging as we have seen growth over the last several quarters in all our product types, and a significant percentage increase for Multi-Mix®.”

Mr. Carter continued, “Our military and space systems customers have brought new design projects to us that, upon successful completion, can translate into future production backlog. On the commercial front, Merrimac has passed another milestone, by delivering our first 25 production units of our new WiMAX amplifier to a key OEM.

“On the technology development side, we have made significant progress in our characterization and implementation of bare die GaN transistors in Multi-Mix® amplifier applications, allowing for high power and linearity in a very small footprint. Additionally, development of certain design and manufacturing techniques in our Multi-Mix® passive product line has given us the ability to meet tighter and more difficult specifications than ever before in a mass production environment.”

Mr. Carter added, “Overall, I am encouraged by the results we are reporting today. We are extremely busy and there is much hard work ahead for us, but based on the results of the last few quarters, my confidence is high that Merrimac is positioned for more positive results.

“Our financial highlights include:

•	Second quarter income from continuing operations of $439,000 or $.15 per share.
•	Orders booked for the second quarter of 2008 were $7.2 million. Orders booked were $15.4 million for the first six months of 2008.
•	Continuing solid second quarter-end backlog of $20.1 million.
•	Book-to-bill ratio of 1.16 to 1 for the first six months of 2008.
•	Working capital of $10.7 million and current ratio of 3.5 to 1.”

Investors are invited to participate in the financial results conference call on Monday, August 18, 2008 at 4:15 p.m. (Eastern) by dialing 1-888-727-7637 (for International callers: 1-913-312-0951) five minutes prior to the scheduled start time, and reference the Merrimac Industries second quarter 2008 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 3633214.

This conference call will also be broadcast live over the internet by logging on to the web at this address:

http://www.videonewswire.com/event.asp?id=50979

Should you be unable to participate during the live webcast, a link to the archived webcast will be posted on the Merrimac Industries, Inc. website http://www.merrimacind.com .

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module used in High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ and San Jose, Costa Rica and has approximately 210 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip and bonded stripline Teflon (PTFE) circuits and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM®, System In A Package®, SIP® and Total Integrated Packaging Solutions® are registered trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. please visit our website http://www.merrimacind.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; the possibilities of impairment charges to the carrying value of our Multi-Mix® assets, thereby resulting in charges to our earnings; risks associated with adequate capacity to obtain raw materials and reduced control over delivery schedules and costs due to reliance on sole source or limited suppliers; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer or OEM customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; general economic and industry conditions; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Condensed Consolidated Statements of Operations
(Unaudited)

	Quarters Ended
	June 28, 2008 (a)	June 30, 2007 (a)
Net sales	$7,524,000	$5,371,000
Gross profit	3,215,000	2,367,000
Selling, general and administrative expenses	2,353,000	1,977,000
Research and development	375,000	335,000
Operating income	487,000	55,000
Interest and other (expense), net	(48,000)	(5,000)

Income from continuing operations	439,000	50,000

Loss from discontinued operations, after taxes in 2007	(55,000)	(3,519,000)

Net income (loss)	$384,000	$(3,469,000)

Net income (loss) per common share:
Income from continuing operations-basic	$.15	$.02
(Loss) from discontinued operations-basic	$(.02)	$(1.21)
Net income (loss) per common share-basic	$.13	$(1.19)

Income from continuing operations-diluted	$.15	$.02
(Loss) from discontinued operations-diluted	$(.02)	$(1.20)
Net income (loss) per common share-diluted	$.13	$(1.18)

Weighted average number of shares outstanding-basic	2,940,000	2,911,000
Weighted average number of shares outstanding-diluted	2,945,000	2,947,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the current and prior period have been reported as discontinued operations.

Merrimac Industries, Inc.
Summary of Condensed Consolidated Statements of Operations
(Unaudited)

	Six Months Ended
	June 28, 2008 (a)	June 30, 2007 (a)
Net sales	$13,282,000	$9,883,000
Gross profit	5,521,000	4,064,000
Selling, general and administrative expenses	4,598,000	4,194,000
Research and development	747,000	819,000
Operating income (loss)	176,000	(949,000)
Interest and other (expense) income, net	(110,000)	16,000

Income (loss) from continuing operations	66,000	(933,000)

Loss from discontinued operations	(55,000)	(3,800,000)

Net income (loss)	$11,000	$(4,733,000)

Net income (loss) per common share-basic and diluted:
Income (loss) from continuing operations	$.02	$(.31)
(Loss) from discontinued operations	$(.02)	$(1.27)
Net income (loss) per common share	$-	$(1.58)

Weighted average number of shares outstanding-basic	2,936,000	3,004,000
Weighted average number of shares outstanding-diluted	2,948,000	3,004,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the current and prior period have been reported as discontinued operations.

Merrimac Industries, Inc. Condensed Consolidated Balance Sheets

	June 28, 2008 (Unaudited)	December 29, 2007 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$409,000	$2,004,000
Accounts receivable, net	7,609,000	5,300,000
Inventories	6,462,000	5,040,000
Other current assets	543,000	774,000
Due from assets sale contract	-	664,000
Total current assets	15,024,000	13,782,000
Property, plant and equipment, net	10,299,000	10,956,000
Restricted cash	-	250,000
Other assets	470,000	532,000
Deferred tax assets	52,000	52,000
Total Assets	$25,845,000	$25,572,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,050,000	$550,000
Accounts payable	1,085,000	944,000
Other current liabilities	2,129,000	2,328,000
Deferred tax liabilities	52,000	52,000
Total current liabilities	4,316,000	3,874,000
Long-term debt, net of current portion	3,238,000	3,763,000
Deferred liabilities	62,000	61,000
Total liabilities	7,616,000	7,698,000
Stockholders’ equity:
Common stock	33,000	33,000
Additional paid-in capital	20,133,000	19,790,000
Retained earnings	1,185,000	1,173,000
Treasury stock	(3,122,000)	(3,122,000)
Stockholders’ equity	18,229,000	17,874,000
Total Liabilities and Stockholders’ Equity	$25,845,000	$25,572,000

Merrimac Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	June 28, 2008 (a)	June 30, 2007 (a)
Cash flows from operating activities:
Net income (loss)	$11,000	$(4,733,000)
Less, loss from discontinued operations	(55,000)	(3,800,000)
Income (loss) from continuing operations	66,000	(933,000)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	1,270,000	1,158,000
Amortization of deferred financing costs	16,000	15,000
Share-based compensation	258,000	132,000
Changes in operating assets and liabilities:
Accounts receivable	(2,309,000)	645,000
Inventories	(1,422,000)	(826,000)
Other current assets	126,000	187,000
Other assets	126,000	(199,000)
Other current liabilities	(34,000)	282,000
Deferred liabilities	1,000	12,000
Net cash provided by (used by) operating activities-continuing operations	(1,902,000)	473,000
Net cash used by operating activities-discontinued operations	(55,000)	(296,000)
Net cash provided by (used by) operating activities	(1,957,000)	177,000
Cash flows from investing activities:
Purchases of capital assets	(613,000)	(756,000)
Proceeds from sale of discontinued operations	664,000	-
Net cash provided by (used in) investing activities-continuing operations	51,000	(756,000)
Net cash used in investing activities-discontinued operations	-	(171,000)
Net cash provided by (used in) investing activities	51,000	(927,000)
Cash flows from financing activities:
Repurchase of common stock for the treasury	-	(2,148,000)
Borrowings under revolving credit facility	500,000	-
Repayment of long-term debt	(525,000)	(275,000)
Restricted cash returned	250,000	-
Proceeds from stock sales	86,000	81,000
Net cash provided by (used in) financing activities-continuing operations	311,000	(2,342,000)
Net cash used in financing activities-discontinued operations	-	(68,000)
Net cash provided by (used in) financing activities	311,000	(2,410,000)
Effect of exchange rate changes	-	16,000
Net (decrease) in cash and cash equivalents	(1,595,000)	(3,144,000)
Cash and cash equivalents at beginning of period, including $562,000 reported under assets held for sale in 2007	2,004,000	5,961,000
Cash and cash equivalents at end of period, including $43,000 reported under assets held for sale in 2007	$409,000	$2,817,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the current and prior period have been reported as discontinued operations.